Exhibit 5

[Macdonald & Company]

Lawyers

Grant Macdonald, Q.C. Gareth C. Howells James R. Tucker	Suite 200, Financial Plaza 204 Lambert Street Whitehorse, YT Y1A 3T2 Telephone: (867) 667-7885 Fax: (867) 667-7600 Email: ghowells@anton.yk.ca

August 25, 2006

Vista Gold Corp.

Suite 5, 7961 Shaffer Parkway

Littleton, Colorado

80127

Dear Sirs/Mesdames:

Re:	Vista Gold Corp.
Our File: 20060589

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed as of this date with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration of 4,000,000 common shares without par value (the “Shares”), of Vista Gold Corp., a Yukon Territory corporation (the “Company”).

We have acted as special Yukon counsel for the Company in connection with its issuance and sale of the Shares and the preparation of the Registration Statement. For the purpose of this opinion we have reviewed such corporate records of the Company and such other documents as we have deemed appropriate to give this opinion. We have assumed the genuineness of all signatures, the legal capacity of all individuals and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof, and the completeness and accuracy of the corporate records in our possession as of the date hereof.

With respect to the opinion below, we have assumed that the Company will receive full consideration for the Shares prior to issuance.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when sold in the manner described in the Registration Statement, will be duly authorized, legally issued, fully paid and nonassessable. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

The opinions expressed in this letter are subject to the following exceptions and qualifications:

(a) we do not express any opinion with respect to the laws of any jurisdiction other than the Yukon Territory and the laws of Canada specifically applicable thereto; and

(b) our opinions are based on legislation and regulations in effect on the date hereof.

We hereby consent to the use of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and further consent to the use of our name in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission thereunder.

Yours very truly,

MACDONALD & COMPANY

/s/ Gareth C. Howells
Gareth C. Howells
GCH/mlp